Exhibit 10.1

CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (the “Agreement”) is made and entered into this 09th day of May, 2025 (“Effective Date”), by and between, Zoomcar India Private Limited, a company registered under the Companies Act, 1956 and having its registered office at registered office Anjaneya Techno Park, First Floor, No. 147, HAL Old Airport Road, ISRO Colony, Kodihalli, Bengaluru, 560008, India (the “Zoomcar India”), Zoomcar Holdings, Inc., a Delaware corporation and the parent of the Company (the “Zoomcar US”) and Mr. Deepankar Tiwari (“Consultant”).

Zoomcar India and Zoomcar US are hereinafter collectively referred to as the “Company”.

Zoomcar India, Zoomcar US and the Consultant are hereinafter individually referred to as a “Party” and collectively as “Parties,” as the context may require.

WHEREAS:

A.	The Company has observed that the Consultant possesses the relevant experience and skills that may be employed for betterment of the Company. Accordingly, the Company desires to engage the Consultant, and the Consultant desires to accept the engagement with the Company for provision of services, on the terms and conditions set forth in this Agreement.

B.	In the course of employment with the Company, the Consultant will have access to certain Confidential Information (as defined below) that relates to or will relate to the business of the Company and will be introduced to important business contacts, and therefore, the Consultant has agreed to be bound by the covenants or provisions contained herein.

NOW, THEREFORE, in consideration for the premises, mutual agreements and covenants contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby mutually acknowledged), the Parties hereby agree as follows:

1.	Scope of Engagement.

1.1.	Position: The Consultant shall be engaged as the Chief Executive Officer of the Company in accordance with the terms and conditions of this Agreement. The designation of the Consultant may be changed by the Company at any time.

1.2.	Term: The Company shall engage the Consultant as its Chief Executive Officer, and the Consultant hereby agrees to serve the Company in such capacity until the earlier of (i) expiry of a period of 1 (one) year from the Effective Date, or (ii) termination of this Agreement by either Party in terms of this Agreement (“Term”).

1.3.	This Agreement shall supersede and terminate all prior agreements entered into by the Parties in relation to the engagement of the Consultant with the Company. All such prior agreements shall stand terminated with effect from the Effective Date. The Consultant confirms that he has no claims of whatsoever nature against the Company as on the Effective Date.

2.	Duties & Responsibilities.

2.1.	Subject to the overall superintendence, control and direction of the Board and Company, the Consultant shall perform such duties and responsibilities as are consistent with his designation.

2.2.	The Consultant shall perform the duties and exercise the powers which the Board / Company may from time to time assign to him/her in connection with the business and operations of the Company, and their direct and indirect subsidiaries (collectively “Company Group”). For the purpose of this Agreement, the term “Board” means the board of directors of each of Zoomcar US.

2.3.	The Consultant shall perform and discharge all duties and functions in connection with his engagement hereunder in a competent and professional manner.

2.4.	The Consultant shall devote most of his business time and attention to the business and affairs of the Company Group and shall make best endeavours in promoting the Company Group’s interests.

2.5.	The Consultant shall use his/her best efforts to promote, develop and extend the business of the Company Group and at all times and in all respects, conform and comply with the directions and regulations of the Board and the Company Group.

2.6.	The Consultant shall observe the policies, procedures and practices set forth from time to time by the Company Group and undertake all such compliances that may be imposed by the applicable law.

2.7.	The Consultant agrees to comply with all applicable US securities laws and regulations, as well as the Company’s insider trading policy. The Consultant further agrees to participate in periodic training and certification programs as required by the Company to ensure continued compliance.

2.8.	The Consultant shall comply with all applicable rules, regulations, administrative instructions/guidelines and policies of the Company Group in force from time to time including insider trading policy and policies relating to leave, IT usage, travel, transfers, reimbursements, deputation etc., and applicable to the Consultant / persons at the level of the Consultant (“Policies”). The Consultant hereby acknowledges that he has received and understands the applicable Policies.

2.9.	The Consultant shall make full and true disclosure in writing to the Company of any direct or indirect interest or benefit that he has derived or is likely to derive through or in connection with any contractual arrangements, dealings, transactions or affairs of the Company Group and/or any transactions which are or are likely to be detrimental to the Company Group’s interest.

2.10.	The Consultant shall at all times keep the Board / management of the Company, promptly and fully informed of the discharge of his responsibilities and also provide such further information, written records and/or explanation required.

3.	Place of Work.

The Consultant will primarily be based in Delhi, India, and shall frequently travel to the Company’s office in Bangalore, India as required by the Company. The Consultant agrees to perform duties from both locations, with such travel forming a regular part of the role. The Company shall reimburse reasonable travel expenses incurred by the Consultant for travel to Bangalore in accordance with the Company’s travel and expense policy, however, accommodation expenses for Bangalore shall not be reimbursed. The Consultant’s duties may also require travel to other domestic or international locations, including at short notice.

4.	Compensation.

4.1.	As consideration for services rendered as per the terms of this Agreement, the Consultant shall be eligible to receive consultancy fee from Zoomcar India and Restricted Stock Units (“RSUs”) issued by Zoomcar US, as set forth in Annexure A. The grant and vesting of RSUs shall be subject to the terms and conditions of the applicable equity incentive plan and award agreements, as may be amended from time to time.

4.2.	The compensation structure (including the quantity, frequency, and terms of RSU grants) shall be subject to review and modification at the discretion of the Board / Company, subject to applicable laws and corporate policies.

4.3.	The Company shall be entitled to withhold from Consultant’s monthly fee, (a) any payments due from the Consultant pursuant to the provisions of this Agreement, (b) any amounts required to be withheld by any applicable taxing or other authority, or (c) any amounts loaned to the Consultant by the Company or (d) any bonuses/variable pay that are contingent to certain performance metrics as may be set by the Board / management of the Company for the Consultant. Additionally, the Consultant shall remain individually responsible for complying with all applicable tax obligations in relation to RSUs or any other compensation received under this Agreement.

4.4.	Notwithstanding any other provisions of this Agreement, any bonus, equity compensation, or other incentive-based compensation paid to the Consultant shall be subject to clawback or recovery by the Company to the extent required under any applicable law, regulation, or Company policy, including but not limited to the Company’s Clawback Policy (provided under Annexure B), as may be adopted or amended from time to time.

5.	Policies and Practices.

The Consultant agrees to abide by all the Company and Company Group rules, regulations, instructions, policies, practices, and procedures which the Company Group may amend from time to time and to indemnify, hold harmless and make good the Company Group for any loss suffered as a consequence of a breach by the Consultant of the Company Group rules, regulations, instructions, policies, practices and procedures.

6.	Termination.

6.1.	Termination with Cause. The Company may, immediately and without severance pay, terminate this Agreement with “Cause”, without prior notice or opportunity to cure, upon occurrence of any of the following events:

(i)	the commission of a crime involving moral turpitude, theft, fraud, or deceit;

(ii)	any act or omission done wilfully with the intent to harm the Company Group or its stakeholders;

(iii)	substantial or continued unwillingness to perform duties as reasonably directed by the Board / Company;

(iv)	Engaging in gross negligence, gross or deliberate, misconduct, fraud, or embezzlement in connection with the Consultant’s duties;

(v)	violation of the Company Group’s policies including the insider trading policy, as in effect from time to time; or

(vi)	Breach or failure to carry out any of the obligations laid down under Clause 2 of this Agreement;

(vii)	any breach of terms and conditions of this Agreement as determined by the Board / Company.

In the event of termination with Cause pursuant to this Clause 6.1, the Consultant shall not be entitled to any compensation, severance, or continued vesting of any equity awards (including RSUs), whether vested or unvested, except as required by applicable law. All unvested RSUs as of the termination date shall be immediately forfeited. The Consultant acknowledges continuing obligations under this Agreement, including but not limited to Clauses 7 and 8, following a termination with Cause.

6.2.	Termination without Cause. Either of the Company or the Consultant may terminate this Agreement without Cause upon providing ninety (90) days’ written notice to the other Party. In the event of such termination, the Consultant shall be entitled to:

(i)	Vesting of any RSUs through the date of termination, in accordance with the applicable equity award agreements and Company’s equity incentive plan;

(ii)	Any accrued but unpaid fees as per the terms of this Agreement through the date of termination.

(iii)	Any bonuses or other compensation earned but not yet paid, in accordance with the Company’s incentive compensation plan and related policies.

Additionally in the event of termination by the Company without Cause, the Consultant will also be entitled to severance pay equal to ninety (90) days of the Consultant’s fee, payable either in lumpsum or in instalments as decided by the Board in accordance with the Company’s normal policies and practices. The Consultant agrees that such severance compensation shall be subject to reduction or offset by any fees, compensation, or income earned or received by the Consultant for services rendered to any other party during the severance period. The Consultant shall promptly disclose to the Company any such earnings received during the severance period.

6.3.	As a condition for provision of severance benefits / compensation to the Consultant as described under this subsection 6.2 or otherwise agreed to be paid by the Company pursuant to this Agreement, the Consultant shall execute and deliver to the Company a separation and release of claims agreement in substantially the form to be provided by the Company (the “Release”), which Release shall become irrevocable within thirty (30) days following the date of the Consultant’s termination of engagement hereunder (or such shorter period as may be directed by the Company). Consultant acknowledges it’s continuing obligations under this Agreement including, but not limited to Clause 7 and Clause 8, in the event that the Consultant is terminated without Cause.

6.4.	Board Positions upon Termination. If, as of the date that the Agreement terminates for any reason, the Consultant is a member of the Board (or the board of directors of any entity affiliated with the Company), or holds any other offices or positions with the Company (or any entity affiliated with the Company), the Consultant shall, unless otherwise requested by the Company, immediately relinquish and/or resign from any such board memberships, offices and positions as of the date the this Agreement terminates. The Consultant agrees to execute such documents and take such other actions as the Company may request to reflect such relinquishments and/or resignation(s).

7.	Non-Compete & Non-Solicitation Obligations.

7.1.	The Consultant acknowledges that, in the course of engagement with the Company Group, the Consultant may obtain access to Confidential Information and have dealings with the customers, suppliers and other stakeholders of the Company Group. The Consultant acknowledges the breadth of the covenants under this Clause and acknowledges that Consultant possesses various other skill sets which, if deployed by him after he ceases to be associated with the Company Group would be sufficient to be gainfully employed without having to compete with the Company Group. The Consultant undertakes that he shall not, during the Non-Compete Period, within the Restricted Territory (as defined below), either jointly or severally, directly or indirectly, and whether as an individual, investor, promoter, proprietor, shareholder, joint venture partner, collaborator, consultant, advisor, principal contractor or sub-contractor, director, trustee, committee member, office bearer or agent or in any other manner whatsoever, whether for profit or otherwise:

(i)	commence, engage or be concerned in any business that competes with the whole or any part of any of the current or proposed business of the Company Group;

(ii)	solicit or accept business from any customer, supplier, or client of the Company Group with whom the Consultant had material contact or dealings during the last 12 (twelve) months of engagement, if such business directly competes with the Company Group’s products or services;

(iii)	induce or attempt to induce any customer/client of the Company Group to cease to be a customer/client, or otherwise interfere with the relationship between such a customer/client and the Company Group (save and except actions taken during the course of his engagement with the Company in what he believes to be, in the Company Group’s interest); or

(iv)	induce or attempt to induce any director of the Company, senior management personnel or key employee of the Company to leave the employment of the Company.

Nothing in this Clause 7.1 shall apply to (i) any holding of shares by the Consultant in a publicly listed company where his holding is for investment purposes and is less than 2% (two percent) of the capital of such company; (ii) general solicitations of employment not specifically directed at employees of the Company Group, including but not limited to: (a) public advertisements or job postings made on mass media, job boards, or corporate websites; (b) participation in industry job fairs, recruiting events, or similar public forums; (c) hiring a person from the Company Group who applies for a position voluntarily in response to any such general recruitment activity or is referred by a third party not acting at the Consultant’s direction or has independently approached the Consultant or their new employer without any prior solicitation or inducement; and (d) responding to unsolicited inquiries or interest from current or former employees or contractors of the Company Group, provided the Consultant does not encourage or induce such individuals to resign or breach their obligations to the Company Group.

For the purpose of this Clause 7, “Non-Compete Period” shall mean the period in which the Consultant remains in the engagement of the Company Group, and for a period of 24 (Twenty Four) months after such Consultant ceases to be Interim Chief Executive Officer of the Company Group, or such lower maximum amount allowable by law in such jurisdiction.

“Restricted Territory” shall mean any geographic region where the Company Group actively conducts business or has plans to enter during the Consultant’s final 12 (twelve) months of engagement with the Company.

7.2.	During the Non-Compete Period, the Consultant shall not in the Restricted Territory, either jointly or severally, directly or indirectly, and whether as an individual, investor, promoter, proprietor, shareholder, joint venture partner, collaborator, consultant, advisor, principal contractor or sub-contractor, director, trustee, committee member, office bearer or agent or in any other manner whatsoever, whether for profit or otherwise:

(i)	solicit any Person then engaged by the Company Group as an employee, full-time equivalent, officer, consultant, contractor or director or so engaged within the preceding 24 (twenty four) month period (“Existing Employee”) to leave the employment of the Company Group, and shall use his best efforts to prevent any of his related entities or Persons from taking any such action;

(ii)	disclose to any third party the names, backgrounds or qualifications of any the Existing Consultants or otherwise identify them as potential candidates for employment;

(iii)	approach, recruit or otherwise solicit Existing Employees to work for any other employer;

(iv)	persuade any Person which is a vendor / consultant of the Company Group, to cease doing business or to reduce the amount of business which any such Person has customarily done or might propose doing with the Company Group.

7.3.	The covenants in this Clause 7 and the time and other limitations with respect thereto, are agreed by the Consultant to be fair and reasonable to adequately protect the Company Group’s legitimate business interests, including its goodwill, trade secrets, and Confidential Information.

7.4.	It is the intention of the Parties that the provisions of this Clause 7 shall be enforced to the fullest extent permissible under the applicable law, but that the unenforceability (or the modification to conform with such applicable laws) of any provision hereof shall not render unenforceable or impair the remainder of this Clause 7. If any provision of Clause 7 shall be determined to be invalid or unenforceable, either in whole or in part, Clause 7 shall be deemed to be amended or modified, as necessary, to conform to the maximum extent allowed by law.

8.	Protective Covenants.

8.1.	The Consultant covenants and agrees that during the Consultant’s engagement with the Company or any time after the termination of this Agreement, the Consultant shall not directly or indirectly, reveal or disclose to third parties any and all information concerning or related to the Company Group’s business or affairs, which is considered material non-public information and / or confidential by the Company Group and which is not, at the time in question, lawfully in the public domain (“Confidential Information”), except as required by compulsory legal process or as authorized by the Company Group or as otherwise necessary for the Consultant to perform his/her duties as an Consultant of the Company Group. Notwithstanding the above, the Consultant agrees that “Confidential Information” includes but is not limited to:

(i)	any information of a technical nature such as, but not limited to, methods, know- how, formulae, compositions, processes, discoveries, machines, inventions, research, drawings, design tolerances, materials used, performance data, compilations of information including electronic data compilations, service techniques, service documentation, manufacturing techniques, computer systems, computer architectures and computer software;

(ii)	any information of a business nature such as, but not limited to, information about cost, purchasing, profits, markets, sales, suppliers, supplier lists, customers, customer contacts and customer lists, pricing, sales volume or strategy, marketing plans, the number, names, telephone numbers, addresses, locations, job duties or compensation of Company Group sales representatives and Consultants, product plans, marketing or delivery methods and techniques and financial data;

(iii)	any information pertaining to plans or future developments such as, but not limited to, mergers, acquisitions, divestitures, new facilities, closing operations, research and development or marketing or merchandising initiatives; or

(iv)	any information furnished to the Company Group on a confidential basis by customers, suppliers, business partners or members of strategic alliances, including, but not limited to, information concerning their business affairs, property, technology, methods of operation, trade secrets or other data.

The Company shall have no obligation to specifically identify any information as to which the protection of this Clause 8.1. extends by any notice or other action, and the Consultant agrees that all information relating to the business of the Company Group shall be deemed Confidential Information.

“Confidential Information” shall not, however, include any information that:

(i)	Was publicly known and made generally available in the public domain prior to the time of disclosure by the Company Group;

(ii)	becomes publicly known and made generally available after disclosure by the Company Group to the Consultant without any breach by the Consultant of his/her obligations hereunder;

(iii)	is already in the possession of the Consultant at the time of disclosure by the Company Group which is not in the nature of Confidential Information as described in Clause 8.2;

(iv)	is obtained by the Consultant from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality; or

(v)	is independently developed by the Consultant without use of or reference to the Company’s Confidential Information.

8.2.	Consultant acknowledges and understands that nothing in this Agreement limits or prohibits Consultant from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state, or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company Group, and discussing the terms and conditions of Consultant’s service relationship with others to the extent expressly permitted by Clause 8 of the National Labor Relations Act. Notwithstanding, in making any such disclosures or communications, Consultant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the Government Agencies.

8.3.	Further, notwithstanding the Consultant’s confidentiality and nondisclosure obligations, the Consultant is hereby advised as follows pursuant to the U.S. Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.4.	The Consultant further agrees and undertakes:

(i)	To promptly disclose in writing to the Company all Inventionswhether patentable or not, which are conceived or made by the Consultant, either alone or jointly with others, during the period of engagement with the Company, whether or not made or conceived during working hours which:

a)	relate in any manner to the existing or contemplated business or research activities of the Company Group, or

b)	are suggested by or result from the Consultant’s work at the Company; or

c)	result from the use of the Company Group’s time, materials, technology, or facilities; and that all such Inventions shall be the exclusive property of the Company Group.

(ii)	To execute assignments, at the Company’s request and expense, to any such Inventions and execute, acknowledge, and deliver such other documents and take such further action as may be considered necessary by the Company Group at any time during or subsequent to the Consultant’s period of engagement with the Company to obtain and defend patents in any and all countries or to vest title in such Inventions in the Company Group or its successors and assigns. The Consultant agrees to keep and maintain adequate and current written records of all Inventions made by the Consultant (solely or jointly with others) during the terms of his engagement with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company Group at all times.

(iii)	To assist the Company Group, or its designee, at the Company’s expense, in every proper way to secure the Company Group’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company Group, its successors, assigns, and nominees the sole and exclusive rights, the title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Consultant further agrees that the Consultant’s obligation to execute or cause to be executed, when it is in the power of the Consultant to do so, any such instrument or papers shall continue after the expiration or termination of the Consultant’s engagement with the Company. If the Company is unable because of the Consultant’s mental or physical incapacity or for any other reason to secure his/her signature to apply for or to pursue any application for any patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney in fact, to act for and in the Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Consultant.

For purposes of this Agreement, “Inventions” means any invention, discovery, improvement, process, design, know-how or work product that: (a) is conceived, developed or reduced to practice by the Consultant, alone or with others, during the Engagement; and (b) relates directly to the Company’s then-existing or specifically planned research, development or business activities.

8.5.	During and after the Term, to not remove from the Company Group’s premises any documents, records, files, notebooks, correspondence, computer printouts, computer programs, computer software, price lists, microfilm, or other similar documents containing Confidential Information, including copies thereof, whether prepared by him/her or others, except as his/her duty shall require, and in such cases, will promptly return such items to the Company Group. Upon termination of his/her engagement with the Company, the Consultant shall deliver promptly to the Company all documents, records, files, notebooks, correspondence, computer printouts, computer programs, computer software, price lists, microfilm, or other similar documents containing Confidential Information, including copies thereof, which are the property of the Company Group or which relate in any way to the business, products, practices or techniques of the Company Group, and all other property, trade secrets, Confidential Information of the Company Group, which in any of these cases are in his/her possession or under his/her control.

8.6.	That the covenants contained in this Clause 8 shall be construed as a series of separate and severable covenants. The Consultant and the Company agree that if in any proceeding, any court or tribunal shall refuse to enforce fully any covenants contained herein because such covenants cover too extensive a geographic area or too long a period of time or for any other reason whatsoever, any such covenant shall be deemed amended to the extent (but only to the extent) required by law. Each Party acknowledges and agrees that the services to be rendered by the Consultant to the Company hereunder are of a special and unique character. Each Party shall have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

8.7.	The Consultant shall devote all of his/her professional and business time, attention and energies to his/her duties and responsibilities as provided hereunder. During the Term, the Consultant shall not hold any other executive, managerial or directorial positions or responsibilities in any entity other than the Company Group without the prior written approval of the Company. The Consultant acknowledges that his/her primary duties are to the Company Group.

9.	Representations and Warranties.

9.1.	In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a condition precedent to the Company entering into this Agreement, and as an inducement to the Company to do so, the Consultant hereby represents, warrants, and covenants as follows:

(i)	The Consultant has executed and delivered this Agreement as his/her free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him/her, and that the duties and obligations imposed on him/her hereunder are fair and reasonable and will not prevent him/her from earning a comparable livelihood following the termination of his/her engagement with the Company.

(ii)	The Consultant has read and fully understood the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he/she so chooses.

(iii)	The execution and delivery of this Agreement by the Consultant does not conflict with, or result in a breach of, or constitute a default under, any agreement or contract, whether oral or written, to which the Consultant is a party or by which the Consultant may be bound.

(iv)	The Consultant has no right, title or interest in any Inventions that relate to the Company Group’s business, or actual or demonstrably anticipated research or development of the Company Group.

10.	Specific Performance.

The Consultant acknowledges and agrees that this Agreement, including, without limitation, the restraints imposed upon him/her pursuant to Clause 7 and Clause 8 hereto do not constitute an agreement by which the Consultant is restrained from exercising a lawful profession, trade, or business of any kind. The Consultant acknowledges and agrees that any breach or anticipated or threatened breach of any of the Consultant’s covenants contained in this Agreement specifically Clauses 7, 8 and 9 hereto, will result in irreparable harm and continuing damages to the Company Group and its business and that the Company Group’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company Group at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company Group posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Consultant from disclosing, in whole or part, any Confidential Information. The Consultant acknowledges the truthfulness of all factual statements in this Agreement and agrees that he/she is estopped from and will not make any factual statement in any proceedings that is contrary to any covenants of this Agreement or any part thereof. The Parties also agree that the prevailing Party shall be entitled to reimbursement for costs and expenses, including reasonable attorneys’ and accountants’ fees, incurred in successfully enforcing or defending, as the case may be, such covenants.

11.	Notices.

All notices required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally, or by email, or by certified or registered mail, return receipt requested, postage prepaid, or given by a nationally recognized courier service providing for proof of delivery to the following persons at the following addresses, or to such other persons at such other addresses as any Party may request by notice in writing to the other Party to this Agreement:

If to Consultant:

Address: House Number – 503, Sector – 38A, Chandigarh, Sector 14, Chandigarh - 160014

Email: deepankar.tiwari@zoomcar.com

If to the Company:

Attn: Board of Directors,

Address: Anjaneya Techno Park, First Floor, No. 147, HAL Old Airport Road, ISRO Colony, Kodihalli, Bengaluru, 560008, India.

Email: legal@zoomcar.com

12.	Waiver of Breach.

A waiver by the Company of a breach of any provision of this Agreement by the Consultant shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Consultant. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

13.	Assignment.

The Consultant acknowledges that the services to be rendered by him/her are unique and personal. Accordingly, while engaged by the Company, the Consultant may not assign any of his/her rights or delegate any of his/her duties or obligations under this Agreement without the prior written consent of the Board.

14.	Entire Agreement.

This Agreement sets forth the entire and final agreement and understanding of the Parties and contains all of the agreements made between the Parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements (including the Prior Agreement), either oral or in writing, between the Parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Parties.

15.	Survival.

The provisions of Clauses 7, 8, 9, 10, 17, 18 and this Clause 15 of this Agreement shall survive the termination of Consultant’s engagement with the Company for any reason.

16.	Binding Effect.

This Agreement shall inure to the benefit of, and may be enforced by, the Company Group, its subsidiaries, successors and assigns and shall be binding upon the Consultant, Consultant’s respective heirs, executors, administrators, devisees, legal representatives, successors and permitted assigns.

17.	Severability.

If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The Parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the Parties are unable to agree upon a lawful substitute, the Parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

18.	Governing Law & Dispute Resolution.

18.1.	This Agreement shall be governed by and construed in accordance with the laws of India. The grant of RSUs to the Consultant shall be governed separately by the applicable equity grant documents issued by Zoomcar US, which shall be governed by the laws of the State of Delaware, USA.

18.2.	Any dispute or claim arising out of or in relation to this Agreement, including any question regarding its existence, validity, or termination, shall be subject to the exclusive jurisdiction of the competent courts in Bengaluru, India. Notwithstanding the foregoing, nothing herein shall restrict either Party from seeking injunctive or equitable relief, including with respect to the RSUs, from a court of competent jurisdiction, whether in India or elsewhere, as appropriate under the circumstances.

18.3.	Notwithstanding anything to the contrary in this Agreement, any dispute, claim or controversy arising under or in connection with the RSU grants in Annexure A (each, a “Securities Dispute”) shall be submitted to arbitration under the rules of the International Chamber of Commerce then in effect. The seat of arbitration shall be New York, New York, USA, and the substantive law governing such arbitrations shall be the Delaware General Corporation Law. All other disputes arising under this Agreement shall continue to be subject to the courts and laws specified above.

19.	Headings.

The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

20.	Counterparts and Electronic Signatures.

This Agreement may be executed in several counterparts, each of which shall be considered original, but which when taken together, shall constitute one agreement. Signatures delivered by electronic means (e.g., PDF via email, DocuSign, or other electronic signature platforms) shall be deemed to be original for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS HEREOF, the Parties have set their hand and seal as of the date first set forth below.

For Zoomcar US		For the Consultant

/s/ Uri Levine		/s/ Deepankar Tiwari
By:	Uri Levine	By:	Mr. Deepankar Tiwari
Title:	Chairman of the Board	Date:	May 9, 2025
Date:	May 9, 2025

For Zoomcar India

/s/ Shachi Singh
By:	Shachi Singh
Title:	Director
Date:	May 9, 2025

[SIGNATURE PAGE TO CONSULTANCY AGREEMENT]

ANNEXURE A

1.	Consultancy Fee.

In consideration of the services rendered as per the terms of this Agreement, the Consultant shall be paid by Zoomcar India a monthly fee of INR 12,70,600 (Rupees Twelve Lakh Seventy Thousand and Six Hundred Only) exclusive of applicable taxes, which shall be effective from the Effective Date. The Consultant shall raise a valid tax invoice of the payment of such fees.

2.	Initial Grant.

Subject to approval by the Board, the Consultant shall be granted 1,000,000 (one million) RSUs of Zoomcar US, pursuant to the applicable equity incentive plan and applicable law. These RSUs shall vest as follows:

●	250,000 RSUs shall vest at the end of each quarter, beginning from the Effective Date of this Agreement, such that the full grant is vested over a period of one (1) year, subject to continued service and the terms of the applicable RSU award agreement.

3.	Kicker Grant.

If the Consultant and the Board mutually agree to extend the term of the Consultant’s role by an additional one (1) year beyond the initial term, the Consultant shall be eligible for an additional grant of 1,000,000 (one million) RSUs, subject to Board approval. The vesting schedule and set of performance objectives and key performance indicators (KPIs) for this grant shall be mutually agreed upon at the time of extension.

4.	General Terms.

All RSU grants described above shall be subject to:

●	The terms and conditions of Zoomcar US’s applicable equity incentive plan;

●	The execution of relevant RSU award agreements; and

●	Compliance with applicable securities laws and tax regulations in the relevant jurisdictions.

5.	Expenses. Zoomcar India shall reimburse all business-related expenses incurred by the Consultant in the performance of his duties hereunder, including those incurred in connection with business-related travel, boarding and lodging, telecommunications and entertainment in accordance with Company’s Policies in this regard.

6.	Benefits. The Consultant’s entitlement to the benefit schemes of Zoomcar India shall be in accordance with the applicable law and as per Company policies in force from time to time. The Consultant is entitled to join the benefit schemes of Zoomcar India, which may include health or other insurance packages, if the Company decides to offer these to its consultants. The Consultant understands that, if offered, the terms of these schemes may be changed from time to time by the Company and agrees to keep himself/herself informed of the same.

ANNEXURE B

ZOOMCAR HOLDINGS, INC.

EXECUTIVE COMPENSATION CLAWBACK POLICY

Adopted as of December 29, 2023

The Board of Directors (the “Board”) of Zoomcar Holdings, Inc. (the “Company”) has adopted the following executive compensation clawback policy (this “Policy”). This Policy shall supplement any other clawback or compensation recovery policy or policies adopted by the Company or included in any agreement between the Company, or any subsidiary of the Company, and a person covered by this Policy. If any such other policy or agreement provides that a greater amount of compensation shall be subject to clawback, such other policy or agreement shall apply to the amount in excess of the amount subject to clawback under this Policy.

This Policy shall be interpreted to comply with Securities and Exchange Commission (“SEC”) Rule 10D-1 and Listing Rule 5608 (the “Listing Rule”) of The Nasdaq Stock Market, LLC (“Nasdaq”), as may be amended or supplemented and interpreted from time to time by Nasdaq. To the extent this Policy is any manner deemed inconsistent with the Listing Rule, this Policy shall be treated as having been amended to be compliant with the Listing Rule.

1.	Definitions. Unless the context otherwise the following definitions apply for purposes of this Policy:

●	Executive Officer. An executive officer is the Company’s chief executive officer and/or president, chief financial officer, principal accounting officer (or if there is no such accounting officer, the controller), chief operating officer, any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of the Listing Rule would include at a minimum executive officers identified in the Listing Rule.

a.	Financial Reporting Measures. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC and may be such financial measures as may be determined by the Board or the Compensation Committee thereof (the “Compensation Committee”).

b.	Incentive-Based Compensation. Incentive-based compensation is any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.

c.	Received. Incentive-based compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

2.	Application of this Policy. This recovery of Incentive-Based Compensation from an Executive Officer as provided for in this Policy shall apply only in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of Company with any financial reporting requirement under the United States securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

3.	Recovery Period.

●	The Incentive-Based Compensation subject to recovery is the Incentive-Based Compensation Received during the three (3) completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in Section 2 above, provided that the person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question. The date that the Company is required to prepare an accounting restatement shall be determined pursuant to the Listing Rule.

a.	Notwithstanding the foregoing, this Policy shall only apply if the Incentive-Based Compensation is Received (i) while the Company has a class of securities listed on Nasdaq and (ii) on or after October 2, 2023.

b.	The provisions of the Listing Rule shall apply with respect to Incentive-Based Compensation received during a transition period arising due to a change in the Company’s fiscal year.

4.	Erroneously Awarded Compensation. The amount of Incentive-Based Compensation subject to recovery from the applicable Executive Officers under this Policy (“Erroneously Awarded Compensation”) shall be equal to the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive Based-Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (a) the amount shall be based on a reasonable estimate by the Company’s Chief Financial Officer (or principal accounting officer, if the office of Chief Financial Officer is not then filled) of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, which estimate shall be subject to the review and approval of the Compensation Committee; and (b) the Company must maintain reasonable documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq if requested. Notwithstanding the foregoing, if the proposed Incentive-Based Compensation recovery would affect compensation paid to the Company’s Chief Financial Officer, the determination shall be made by the Compensation Committee.

5.	Timing of Recovery. The Company shall recover any Erroneously Awarded Compensation reasonably promptly except to the extent that the conditions of paragraphs (a), (b), or (c) below apply. The Compensation Committee shall determine the repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with this “reasonably promptly” requirement. Such determination shall be consistent with any applicable legal guidance by the SEC, Nasdaq, judicial opinion, or otherwise. The determination of “reasonably promptly” may vary from case to case and the Compensation Committee is authorized to adopt additional rules or policies to further describe what repayment schedules satisfy this requirement.

●	Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing (or making determinations in connection with the enforcement of) this Policy would exceed the amount to be recovered and the Compensation Committee has made a determination that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall (i) make a reasonable attempt to recover such Erroneously Awarded Compensation, (ii) document such reasonable attempt or attempts to recover, and (iii) provide appropriate documentation to the Compensation Committee or Nasdaq, if requested.

a.	Erroneously Awarded Compensation need not be recovered if recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on a violation of home country law, the Company shall obtain an opinion of home country counsel, in form an substance that would be reasonably acceptable to Nasdaq, that recovery would result in such a violation and shall provide such opinion to Nasdaq, if requested.

b.	Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder (as such provision may be amended, modified or supplemented).

6.	Compensation Committee Decisions. Decisions of the Compensation Committee with respect to this Policy shall be final, conclusive and binding on all Executive Officers subject to this Policy.

7.	No Indemnification. Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss arising from the recovery of any Erroneously Awarded Compensation.

8.	Agreement to Policy by Executive Officers. The Company shall take reasonable steps to inform Executive Officers of this Policy and obtain their express agreement to this Policy, which steps may constitute the inclusion of this Policy as an attachment to any award that is accepted by an Executive Officer. This Policy shall be deemed to apply to each employment or grant agreement between the Company or any of its subsidiaries and any Executive Officer subject to this Policy.

Acknowledged and Accepted By

/s/ Deepankar Tiwari
Mr. Deepankar Tiwari